EXHIBIT 10.2


                              SUBLICENSE AGREEMENT

         This Sublicense Agreement is entered into this ___ day of August, 1998 by and among Joseph Marino ("Sublicensor") and Electric City Corp., a Delaware corporation ("Sublicensee").

                                   WITNESSETH:

         WHEREAS, on the 1st day of January 1998, the Sublicensor was granted an exclusive license from Reverberi Electronica Castelnouovo Monti (RE) ("Reverberi") for the full term of the Reverberi patents in the territories, including all North, Central and South America ("Reverberi License"); and

         WHEREAS, pursuant to said License Agreement Sublicensor is permitted to assign to any corporation in which he retains a legal interest all or a portion of said License; and

         WHEREAS, it has been determined to be in the mutual best interests of the parties that Sublicensor assign all of his right, title and interest to said License with respect to the territory of the United States of America.

         NOW THEREFORE, the parties hereto agree as follows:

         1. Assignment of Partial License Rights. Sublicensor hereby assigns all of his right, title and interest to the Reverberi License with respect to the territory of the United States of America subject to all of Reverberi's interest, including royalties as contained in the original license grant pursuant to the Reverberi License a copy of which is attached hereto and made a part hereof by reference as Exhibit A.

         2. Term of the License. The License granted hereby shall be an exclusive and perpetual sublicense of all of the Sublicensor's rights to the United States of America under the Reverberi License subject to termination in accordance with that license.

         3. Royalty Payments. For each product unit manufactured and/or sold by Sublicensee, Sublicensee shall be required to pay a royalty of $300 U.S. directly to Reverberi on a quarterly basis from the date of transfer of ownership thereof pursuant to the Reverberi License.

         4. Limitations on Sublicense. The rights granted Sublicensee under this Agreement shall not be directly or indirectly assignable or transferable in any manner whatsoever nor shall Sublicensee have the right to grant any sublicenses. Any unauthorized assignment, transfer or sublicense by Sublicensee shall be null and void. This limitation shall not in any way restrict the Sublicensee from engaging distributors to assist in the distribution of the Energy units to which shall not be deemed a sublicense.

         5. Quality Standards. The Sublicensor and Reverberi shall have ongoing rights to exercise quality control over Sublicensee's use and manufacture of the Power Control Products, as defined in the Reverberi License. Sublicensee shall,






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upon reasonable request by the Sublicensor  and/or Reverberi,  submit samples of manufactured Power Control Products systems. In the event that Reverberi or Sublicensor finds that any such samples do not perform in accordance with Reverberi specifications, Sublicensee shall, upon written notice thereof, immediately take steps which are necessary to correct the failures as defined in the notice. Failure to do so shall be deemed a material breach of this Agreement.

         6. Protection of the Patents. Should Sublicensee become aware of any infringement of the Reverberi Patents or other use of the Power Control Products or should Sublicensee be notified of a claimed infringement on the part of the Sublicensee, Sublicensor or of Reverberi of any other Patent or Mark, Sublicensee shall immediately notify Sublicensor and/or Reverberi of said information and cooperate with the Sublicensor and/or Reverberi with respect to their efforts to protect the Patents and claims or defend any action for infringement. Sublicensee agrees to expend reasonable time, money and efforts in this respect in the assistance of such protection and acknowledges that such time and expense is in the mutual best interests of the parties to this Sublicense Agreement, and further Sublicensee indemnifies Sublicensor for its use of the Reverberi Patents in any capacity.

         7.       Representations and Warranties.

                  A.       Sublicensor represents to Sublicensee that:

                           (i) he has the right to enter into this Sublicense Agreement relative to the Reverberi License which is current, not in default and not subject to any restrictions or limitations thereof;

                           (ii) he has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder; and

                           (iii) this Agreement constitutes his valid and legally binding obligation, enforceable against him in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and general equity principles.

                  B. Sublicensee represents to Sublicensor that:

                           (i) it is a Delaware corporation duly organized, validly existing and is in good standing under the laws of Delaware;

                           (ii) it has full corporate power and authority to execute and deliver this Agreement and, to perform its obligations hereunder;

                           (iii) the execution and delivery by it of this Agreement, and the performance by it of its obligations hereunder have been duly authorized by all requisite corporate action on the part of it and the Agreement constitutes its valid and legally







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                           binding   obligation   enforceable   against   it  in
                           accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium and similar
                           laws  of  general   applicability   relating   to  or
                           affecting   creditors'   rights  and  general  equity
                           principles.

         8. General. As a result of engaging in this Sublicense Agreement, Sublicensee shall become generally responsible to perform all of the duties and functions to which the Sublicensor was otherwise bound pursuant to the Reverberi License with respect to transactions within the United States of America. Sublicensee agrees to indemnify and hold harmless Sublicensor from any liability which Sublicensor would otherwise have been responsible for to Reverberi had Sublicensor not entered into this Sublicense Agreement. Any breach on behalf of Sublicensee of this Sublicense Agreement or the underlying Reverberi License Agreement as it pertains to business in the United States of America shall from the basis for termination of this Sublicense Agreement subject to a 30 day notice of termination during which period of time Sublicensee shall have the right to cure said breach. During any period of time that Sublicensee shall be deemed to be in breach of either this Sublicense Agreement or the Reverberi License, the Sublicensor may cure the breach at his expense so as not to result in the termination of the Reverberi License. Any amounts expended by the Sublicensor on behalf of Sublicensee to remedy any breaches or defaults shall immediately be due and owing the Sublicensor with interest at the rate of 18% per annum.

         This Agreement shall be governed by the laws of the State of Illinois. The headings herein are for reference only and shall not define or limit the provisions hereof. This Agreement may not be altered, modified, amended or changed in whole or in part except by a written instrument executed by the parties hereto. This Agreement shall be binding upon the parties and their permitted successors and assigns. Any action brought to enforce the terms of this Agreement shall be brought in the Federal or State courts in Cook County, Illinois.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

SUBLICENSOR:

By:      ____________________________
         Joseph C. Marino


SUBLICENSEE:
Electric City Corp.

By:      ____________________________
         Joseph C. Marino, President


ATTEST:

By:      ____________________________
         Secretary